[PROVIDENT BANKSHARES CORPORATION LETTERHEAD]



                                 August 13, 2008



U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, NE
Washington, DC  20549

         Re:      Provident Bankshares Corporation
                  Registration Statement on Form S-3
                  Withdrawl of Request for Acceleration of Effectiveness File No. 333-151172

Ladies and Gentlemen:

         In connection with the above-referenced Registration Statement, Provident Bankshares Corporation (the "Company") hereby requests that its Request for Acceleration of July 30, 2008 be withdrawn effective immediately.

                             *         *       *

         If you have any questions regarding this request, please telephone Edward G. Olifer of Kilpatrick Stockton LLP at 202.508.5800.

                            Very truly yours,

                            PROVIDENT BANKSHARES CORPORATION

                            /s/ Dennis Starliper

                            Dennis Starliper
                            Executive Vice President and Chief Financial Officer


cc:  Gregory Dundas, Securities and Exchange Commission